EXHIBIT 5.2

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

November 12, 2014

Martin Marietta Materials, Inc.

$300,000,000 Floating Rate Senior Notes due 2017

$400,000,000 4.250% Senior Notes due 2024

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to $300,000,000 aggregate principal amount of new Floating Rate Senior Notes due 2017 (the “Exchange 2017 Notes”) for a like aggregate principal amount of outstanding Floating Rate Senior Notes due 2017, which have certain transfer restrictions (the “Original 2017 Notes”) and up to $400,000,000 aggregate principal amount of new 4.250% Senior Notes due 2024 (the “Exchange 2024 Notes” and, together with the Exchange 2017 Notes, the “Exchange Notes”) for a like aggregate principal amount of outstanding 4.250% Senior Notes due 2024, which have certain transfer restrictions (the “Original 2024 Notes”). The Exchange Notes are to be issued pursuant to the indenture dated as of July 2, 2014, (the “Indenture”) between the Company and Regions Bank, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture and the forms of Exchange Notes included therein.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture has been duly authorized, executed and delivered by the Company and the Trustee and that the form of the Exchange Notes will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. Assuming that the Exchange Notes have been duly authorized by the Company, the Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Original Notes, will constitute legal, valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of North Carolina.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                     Very truly yours,

                                     /s/ Cravath, Swaine & Moore LLP

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

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